EXHIBIT 10.17

SUMMARY OF 2005 EXECUTIVE COMPENSATION PLAN

The Company’s 2005 executive bonus plan, as approved by the Compensation Committee of the Board of Directors, provides for different target bonus amounts for each of the Company’s executive officers, using a percentage of base pay derived from third-party compensation survey data for comparable companies and executive positions.

The total bonus is comprised of three major components:

- Executive’s personal qualitative performance appraisal	20% of target

- Company’s quantitative financial performance	40% of target

- Executive’s achievement of strategic goals	40% of target

•	The qualitative personal performance appraisal is paid annually based upon the executive officer’s accomplishment of qualitative goals that are established by the executive officer’s manager.

•	The plan provides for a graduated scale of payment for the 40% of target that is based on quantitative performance, so that an executive officer may earn no quantitative bonus, a fraction of his or her target, or up to 200% of the quantitative part of the target, depending upon the financial performance of the Company. Quantitative financial performance bonuses are based upon a combination of earnings and revenue achievement against targets for the Company as a whole. Results are generally weighted more heavily on earnings than revenue.

•	For the achievement of strategic goals component of the bonus, the potential amount to be earned is entirely funded by the financial performance of the business, as described in the preceding paragraph. The amount earned by the executive officer is based upon the executive officer’s performance against strategic goals that are approved by the Compensation Committee.

For the first three fiscal quarters of 2005, the plan will be administered by the Company, and the applicable bonus payable for the quantitative financial performance with respect to each of these quarter’s results will be paid following the completion of the quarter. The applicable bonus payable with respect to the fourth quarter and year end quantitative financial performance as well as the executive’s personal qualitative performance appraisal achievement of strategic goals will be approved by the Compensation Committee and paid following the end of the Company’s fiscal year.

The salaries of our named executive officers are effective as of January 1, 2005.

Name of Executive Officer	2005 Base Salary	2005 Bonus Target as Percent of Salary
Paul Tobin	$216,000	50%
E. Y. Snowden	$366,000	70%
Karen A. Walker	$229,600	45%
William Wessman	$229,000	45%
Fritz von Mering	$198,400	45%